Exhibit 10.1

SABBATICAL LEAVE AGREEMENT

This Sabbatical Leave Agreement (“Agreement”) is hereby executed by and between ShiftPixy, Inc. (the “Company”) and Domonic Carney (“Employee”) (Company and Employee each a “Party” and collectively “Parties”) on this 24th day of May, 2022, the same to be effective as of that date (the “Effective Date”).

Recitals

Whereas Employee has been a valued officer and employee of the Company; and

Whereas Employee has requested from Company, and Company agrees to grant to Employee a sabbatical leave (“Leave”); and

Whereas certain Back Pay, as defined hereinbelow, is owed by the Company to Employee pursuant to prior agreements between Employee and the Company; and

Whereas Employee and the Company agree to the grant of the Leave, as well as the payment of Back Pay and benefits, according to the terms and conditions set forth in this Agreement.

Terms and Conditions

In consideration of their mutual obligations as set forth herein, Employee and the Company agree that the Leave shall be granted to Employee according to the following terms and conditions:

1.              Sabbatical Leave. The Company hereby grants the Leave to Employee, such Leave to begin on the Effective Date. The Leave shall continue until the Back Pay, as defined below, has been paid in full. No requirements are hereby imposed on Employee in connection with such Leave, except as provided herein.

2.             Unpaid. The Leave will be unpaid, and paid time off (“PTO”) will not continue to accrue during the Leave. In addition, Employee is not anticipated to incur any expenses on behalf of the Company during the Leave without prior written authorization.

3.              Payment of Back Pay. Notwithstanding that the Leave is unpaid, the sum of $354,670.49 will nevertheless, after the payment of such Regular Pay, remain due and owing to Employee for back pay, including unpaid past regular salary, unpaid PTO compensation, and unpaid past committed bonus compensation (collectively, “Back Pay”). Accordingly, Company shall, according to the regularly scheduled semi-monthly pay dates of the 5th and 20th of each month (as adjusted to the nearest date preceding or following a weekend or holiday), make payments to Employee of the Back Pay, in the gross amounts as are set forth in the Payment Schedule attached hereto and incorporated herein, until the entire sum is paid in full. All applicable employment related tax and withholdings shall apply.

4.             Acceleration of Payments of Back Pay. Company may accelerate the payment of the balance of the Back Pay due and owing to Employee (the “Balance”) at any time. In addition, in the event the Company takes action to pay bonus compensation or to make any payment of any back pay due to any officer or key employee of the Company at any time after the Effective Date, the Company agrees at such time to also accelerate and pay to Employee, out of the last payments of the Balance, the lesser of (a) the amount of such bonus compensation or back pay so paid to such other officer(s) and employee(s), or (b) the Balance. In addition, in the event that Company defaults in any payment of Back Pay due, as provided in Section 3, above, then and thereupon all remaining payments of Back Pay shall become immediately due and payable, unless Employee expressly waives such acceleration in a writing, signed by Employee.

5.             Benefits. The Company shall pay for the cost of continuing health and dental insurance benefits for Employee and Employee’s family members currently covered under such plans during the term of the Leave, up to one (1) year from the Effective Date.

6.             Return. Upon the conclusion of the Leave, Company agrees to extend to Employee an opportunity to resume service as a full-time employee of the Company at such position and such level of compensation as they may agree, provided, however, Employee and Company acknowledge and agree that (a) the position of Chief Financial Officer may, by such time, be filled by another person, and (b) there is otherwise no obligation on the part of either Party hereto to offer or accept any particular position at any particular amount of compensation.

7.             Use of Office, Email and Equipment. During the Leave, Employee will be permitted to, but will have no obligation to, access and make use of Employee’s office. For security reasons, Employee’s access to the Company’s email system and use of the Company’s computer will be suspended. The Company can communicate with Employee via Employee’s personal email and phone.

8.             Non-Disclosure Covenant. Employee acknowledges that prior to the Leave, Employee had access and was privy to confidential information important to Company’s business. Employee agrees that for so long as the pertinent confidential information or data remains Company’s confidential information, Employee shall not divulge or make use of any the information, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of Company. Nothing in this Agreement should be construed to diminish, waive, or subsume Employee’s prior commitments to protect Company’s confidential information.

9.             Future Cooperation. During the Leave, Employee agrees to cooperate with Company and use Employee’s best efforts in responding to all reasonable requests by Company for assistance and advice relating to matters and procedures in which Employee was involved or which Employee managed or was responsible for while Employee was actively working for Company. Company shall pay Employee separately at the rate of $300 per hour for providing such assistance applicable to any time expended by Employee in excess of 1 hour each week, provided, however, that Employee shall issue an email to the CEO of the Company prior to expending such hours in order to assure the approval of and to track such time. Similarly, any expenses incurred by Employee on behalf of the Company in connection with such future cooperation shall be pre-approved and billed along with any billed hours under this Section 8. Any such Section 8 billings shall be payable on net 14-day payment terms from the date of invoice submission.

10.           Indemnification. Notwithstanding any other term of this Agreement, Company shall indemnify, defend and hold harmless Employee against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of litigation) (“Claim”) incurred by or imposed upon Employee in connection with any claims, suits, actions, demands or judgments arising out of the employment of employee or this Agreement (including, but not limited to, actions in the form of tort, warranty, or strict liability), provided, however, that unless required by applicable law, Company shall not be required to indemnify or defend Employee to the extent that the Claim is determined, pursuant to any lawful order, judgment or decree, to have arisen out of or to be attributable to Employee’s wrongful or malicious actions outside the scope of Employee’s employment.

11.           Entire Agreement. This Agreement embodies the entire agreement of all the parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. The Parties to this Agreement acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreement, warranty, fact or circumstance, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

12.           General Terms and Conditions.

a.       Section and Paragraph Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

b.       Counterparts. This Agreement may be executed in two counterparts and via facsimile or email, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

c.       Severable. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall not be construed in favor of one party or against the other.

d.       Construction. With respect to any dispute concerning the meaning of this Agreement, this Agreement will be interpreted as a whole with reference to its relevant provisions and in accordance with its fair meaning, and no part of this Agreement will be construed against Company on the basis that Company drafted it. This Agreement will be viewed as if prepared jointly by Company and Employee.

e.       No Waiver. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

f.       Heirs and Assigns. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.

g.       Governing Law. This Agreement shall be interpreted under the laws of the State of California, both as to interpretation and performance.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date, as defined above.

ShiftPixy, Inc.

By:	/s/ Scott W. Absher
Name:	Scott W. Absher
Title:	Chief Executive Officer

Employee

By:	/s/ Domonic Carney
Name:	Domonic Carney

Payment Schedule

This schedule assumes that the cost of benefits will not change over the course of the stated period; however, regardless of the cost of the benefits, Company agrees to pay such cost over the course of the stated period.